Ex 99.1

CONTACT:  Investor Relations (214) 792-4415

SOUTHWEST AIRLINES REPORTS MAY TRAFFIC

DALLAS, TEXAS – June 4, 2010 -- Southwest Airlines Co. (NYSE: LUV) announced today that the Company flew 6.7 billion revenue passenger miles (RPMs) in May 2010, a 3.5 percent increase from the RPMs flown in May 2009.  Available seat miles (ASMs) in May 2010 were essentially flat with May 2009 at 8.6 billion.  The load factor for the month was 77.2 percent, compared to 74.6 percent for the same period last year.  For May 2010, passenger revenue per ASM is estimated to have increased in the 19 to 20 percent range as compared to May 2009.
For the first five months of 2010, Southwest flew 30.3 billion RPMs, compared to 29.8 billion RPMs for the same period in 2009, an increase of 1.5 percent.  Available seat miles decreased 4.4 percent to 39.5 billion from the 2009 level of 41.3 billion.  The year-to-date load factor was 76.8 percent, compared to 72.3 percent for the same period last year.
This release, as well as past news releases on Southwest, are available online at southwest.com.

/more

SOUTHWEST AIRLINES CO.
PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	MAY

	2010	2009	CHANGE

Revenue passengers carried	7,635,532	7,466,279	2.3%

Enplaned passengers	9,080,568	8,685,825	4.5%

Revenue passenger miles (000)	6,662,712	6,434,369	3.5%

Available seat miles (000)	8,629,255	8,624,950	0.0%

Load factor	77.2%	74.6%	2.6 pts.

Average length of haul	873	862	1.3%

Trips flown	96,750	97,273	(0.5)%

	YEAR-TO-DATE

	2010	2009	CHANGE

Revenue passengers carried	35,107,440	34,777,485	0.9%

Enplaned passengers	41,686,524	40,550,319	2.8%

Revenue passenger miles (000)	30,301,847	29,843,854	1.5%

Available seat miles (000)	39,464,189	41,260,136	(4.4)%

Load factor	76.8%	72.3%	4.5 pts.

Average length of haul	863	858	0.6%

Trips flown	452,361	472,865	(4.3)%

***